Exhibit 10.2

FORM OF

ENHABIT, INC.

CHANGE IN CONTROL

BENEFITS PLAN

Enhabit, Inc., a Delaware corporation (the “Company”), has adopted the Enhabit, Inc. Change in Control Benefits Plan (the “Plan”), to be as of the date on which the Company becomes a separate publicly traded company in connection with its separation from Encompass Health Corporation for the benefit of certain Participant employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated.

The Plan is intended to help retain qualified employees, maintain a stable work environment and provide financial security to certain Participant employees of the Company and its subsidiaries in the event of a Change in Control. The Plan is intended to be a plan that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. To the maximum extent permitted by law, the Plan is not intended to provide for any “deferral of compensation,” as defined in Section 409A of the Code (“Section 409A”) and authoritative Department of Treasury regulations and other interpretive guidance issued thereunder (including the Proposed Treasury Regulations issued June 22, 2016, to the extent the application of such proposed regulations facilitates the administration of this Plan in accordance with the intentions set forth in this paragraph). Instead, payments and benefits under the Plan are intended to fall within the exceptions for “short-term deferrals,” as set forth in Treasury Regulations Section 1.409A-1(b)(4), and “separation pay due to involuntary separation from service or participation in a window program,” as set forth in Treasury Regulations Section 1.409A-1(b)(9)(iii) and it is further intended that each Participant’s benefits shall be payable only upon a Participant’s “separation from service” under Treasury Regulations Section 1.409A-1(h). For purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii), the right to each payment under the Plan shall be treated as the right to a separate payment. The Plan shall be administered and interpreted to the extent possible in a manner consistent with these intentions.

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01      Definitions. Capitalized terms used in the Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

“Annual Salary” shall mean the base salary paid to a Participant immediately prior to his or her Termination Date on an annual basis exclusive of any bonus payments or additional payments under any Benefit Plan.

“Average Bonus” shall mean the average of the actual bonuses paid to the Participant by the Company and/or Encompass Health Corporation, or their respective subsidiaries, as applicable, for the three (3) years preceding the Termination Date; provided that in the case of a Participant who has not been paid a bonus for any year prior to the Termination Date, the Average Bonus shall be equal to on the Participant’s target bonus in effect immediately prior to the Termination Date.

“Award” means any grant or award of Options, Stock Appreciation Rights or any other right or interest relating to Common Stock or cash, granted to a Participant pursuant to an equity compensation plan of the Company.

“Benefit Plan” shall mean any “employee benefit plan” (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company or any of its subsidiaries, including those relating to compensation, bonuses, profit sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, paid time-off benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, Disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including:  compensation, pension, health, medical or life insurance, or other benefits).

“Board” shall mean the Board of Directors of the Company.

“Cause” shall have the meaning set forth in any individual employment, severance or similar agreement between the Company (or any of its subsidiaries) and a Participant, or in the event that a Participant is not a party to such an agreement, Cause shall mean:

(i)      the Company’s procurement of evidence of the Participant’s act of fraud, misappropriation, or embezzlement with respect to the Company or any of its subsidiaries;

(ii)      the Participant’s indictment for, conviction of, or plea of guilty or no contest to, any felony (other than a minor traffic violation);

(iii)     the suspension or debarment of the Participant or of the Company or any of its affiliated companies or entities as a direct result of any willful or grossly negligent act or omission of the Participant in connection with his or her employment with the Company or any of its subsidiaries from participation in any Federal or state health care program. For purposes of this clause (iii), the Participant shall not have acted in a “willful” manner if the Participant acted, or failed to act, in a manner that he or she believed in good faith to be in, or not opposed to the best interests of the Company or any of its subsidiaries;

(iv)     the Participant’s admission of liability of, or finding by a court or the SEC (or a similar agency of any applicable state) of liability for, the violation of any “Securities Laws” (as hereinafter defined) (excluding any technical violations of the securities laws which are not criminal in nature). As used herein, the term “securities laws” means any federal or state law, rule or regulation governing the issuance or exchange of securities, including, without limitation, the Securities Act and the Exchange Act;

(v)      a formal indication from any agency or instrumentality of any state or the United States of America, including, but not limited to, the United States Department of Justice, the SEC or any committee of the United States Congress that the Participant is a target or the subject of any investigation or proceeding into the actions or inactions of the Participant for a violation of any Securities Laws in connection with his or her employment by the Company or any of its subsidiaries (excluding any technical violations of the securities law which are not criminal in nature);

(vi)     the Participant’s failure after reasonable prior written notice from the Company or any of its subsidiaries to comply with any valid and legal directive of the Chief Executive Officer or the Board that is not remedied within thirty (30) days of the Participant being provided written notice thereof from the Company; or

(vii)   other than as provided in clauses (i) through (vi) above, the Participant’s breach of any material provision of any employment agreement, if applicable, or the Participant’s breach of the material duties of the Participant’s job that is not remedied within thirty (30) days or repeated breaches of a similar nature, such as the failure to report to work, perform duties, or follow directions, all as provided herein, which shall not require additional notices as provided in clauses (i) through (vi) above.

Cause shall be determined by the affirmative vote of at least fifty percent (50%) of the members of the Board (excluding the Participant, if a Board member, and excluding any member of the Board involved in events leading to the Board’s consideration of terminating the Participant for Cause).

“Change in Control” shall mean

(i)      the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or

(ii)     during any period of up to twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute at least a majority of the Board; or

(iii)     the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(iv)    the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented one hundred percent (100%) of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the combined voting power entitled to vote generally in the election of directors of the surviving person in such transaction immediately after such transaction and (B) in the case of a sale of assets, each transferee is owned by holders of securities that represented at least a majority of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such sale.

“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

“Common Stock” shall mean $0.01 par value common stock of the Company, and such other securities of the Company as may be substituted for Common Stock.

“Compensation and Human Capital Committee” shall mean the Compensation and Human Capital Committee of the Board.

“Disability” shall mean a physical or mental condition which is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders the Participant incapable of performing the work for which he or she is employed or similar work, as evidenced by eligibility for and actual receipt of benefits payable under a group Disability plan or policy maintained by the Company or any of its subsidiaries that is by its terms applicable to the Participant.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Fair Market Value” means (i) as of any given date, the closing price at which the shares of Common Stock were traded (or if no transactions were reported on such date on the next preceding date on which transactions were reported) on the New York Stock Exchange on such date, or, if different, the principal exchange or automated quotation system on which such stock is traded, or (ii) should the Compensation and Human Capital Committee elect, the average closing price over a pre-established series of such trading days preceding or following such given date.

“Good Reason” shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by the Company or any of its subsidiaries and then only if it is not consented to by such Participant in writing:

(i)      assignment of a position that is of a lesser rank than held by the Participant prior to the assignment and that results in a material adverse change in such Participant’s reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the effective date of such change, or in the case of a Tier 1 or Tier 2 Participant who was immediately prior to the Change in Control an executive officer of the Company, such Participant ceasing to be an executive officer of a company with securities registered under the Exchange Act;

(ii)     a material reduction in such Participant’s total compensation from that in effect immediately prior to the Change in Control. For purposes of this clause (ii), “total compensation” shall mean the sum of base salary, target bonus opportunity and the opportunity to receive compensation in the form of equity in the Company. Notwithstanding the foregoing, a reduction will not be deemed to have occurred hereunder on account of (A) any change to a plan term other than ultimate target bonus opportunity or equity opportunity, (B) the actual payout of any bonus amount or equity amount, (C) any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Participant, or (D) any reduction in the total compensation of a group of similarly situated Participants that includes such Participant; or

(iii)    any change in a Participant’s status as a Tier 1 Participant, Tier 2 Participant or Tier 3 Participant to a status that provides a lower benefit hereunder in the event of a Change in Control if such change in status occurs during the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months after a Change in Control; or

(iv)    any change of more than fifty (50) miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.

For purposes of this definition, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” if taken for Cause. Additionally, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” with respect to any Participant if remedied by the Company within thirty (30) days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (i) through (iv) above on the sixtieth (60th) day following the later of the occurrence of such action or the Participant’s knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date. Furthermore, any benefits under the Plan resulting from the occurrence described in clause (iii) above shall be based on the status of the Participant as a Tier 1 Participant, Tier 2 Participant or Tier 3 Participant as of the date of such occurrence.

“Option” means a right granted pursuant to an equity compensation plan of the Company to purchase Common Stock at a specified price during specified time periods.

“Participant” shall mean each employee of the Company or any of its subsidiaries who are designated in writing as a participant in the Plan by the Board or the Compensation and Human Capital Committee from time to time; provided that the Chief Executive Officer may designate an employee of the Company or any of its subsidiaries (other than an executive officer) as a Tier 3 Participant and shall provide prompt notice to the Compensation and Human Capital Committee of such designation.

“Plan” shall mean this Enhabit, Inc. Change in Control Benefits Plan, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)       the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

(ii)     the Company or any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(iii)   the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen (15%) or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of Directors; or

(iv)     the Board adopts a resolution to the effect that a Potential Change in Control has occurred;

provided, however, that no Potential Change in Control shall be deemed pending for purposes of the Plan if such event or condition is no longer in effect or existence or is otherwise rescinded or terminated (by means of a public filing or announcement in the case of clause (ii) above).

“Pro-rated Portion” shall mean a fraction (i) whose numerator is the number of months elapsed from the beginning of any not yet completed performance period applicable to any cash incentive award or plan through the effective date of termination of a Participant’s employment in the circumstances described in Section 3.01 below, and (ii) whose denominator is the total number of months in such performance period under the applicable cash incentive award or plan. For purposes of this definition, the months elapsed will include the month in which the effective date of termination occurs if such date is the 16th, or a subsequent, day of that month.

“Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to an equity compensation plan of the Company to receive a payment equal to the difference between the Fair Market Value of a share of Common Stock as of the date of exercise of the SAR over the grant price of the SAR.

“SEC” shall mean the United States Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Successor” shall mean a successor to all or substantially all of the business, operations or assets of the Company.

“Termination Date” shall mean, with respect to any Participant, the termination date specified in the Termination Notice delivered by such Participant to the Company in accordance with Section 2.02 or as set forth in any Termination Notice delivered by the Company, or as applicable, the Participant’s date of death.

“Termination Notice” shall mean, as appropriate, written notice from (a) a Participant to the Company purporting to terminate such Participant’s employment for Good Reason in accordance with Section 2.02 or (b) the Company to any Participant purporting to terminate such Participant’s employment for Cause or Disability in accordance with Section 2.03.

“Tier 1 Participant” shall mean each Participant designated writing by the  Board or the Compensation and Human Capital Committee as a Tier 1 Participant, as that designation may be amended in accordance with Section 2.01.

“Tier 2 Participant” shall mean each Participant designated in writing by the Board or the Compensation and Human Capital Committee as a Tier 2 Participant, as that designation may be amended in accordance with Section 2.01.

“Tier 3 Participant” shall mean each Participant designated in writing by the Board or the Compensation and Human Capital Committee as a Tier 3 Participant, as that designation may be amended in accordance with Section 2.01.

Section 1.02         Interpretation. In the Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to the Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

ELIGIBILITY AND BENEFITS

Section 2.01         Eligible Employees.

(a)         Once designated as a “Participant,” by the Board, the Compensation and Human Capital Committee, or the Chief Executive Officer, as applicable, an employee of the Company or any of the subsidiaries shall continue to be a “Participant” in the Plan while he or she remains employed by the Company or any of its subsidiaries, unless such employee is given written notice of the Board’s or the Compensation and Human Capital Committee’s determination that such Participant shall cease to be a Participant as of the date specified in such notice.  Notwithstanding the foregoing, any Participant may not be removed from the Plan, nor placed in a lower tier (with Tier 1 being the highest Tier and Tier 3 being the lowest Tier), during the pendency of a Potential Change in Control or within two years following a Change in Control.

(b)        The Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in the Plan or to receive any rights or benefits hereunder.

Section 2.02        Termination Notices from Participants. For purposes of the Plan, in order for any Participant to terminate his or her employment for Good Reason, such Participant must give a Termination Notice to the Company in accordance with the requirements specified under the definition of Good Reason in Section 1.01, which notice shall be signed by such Participant, shall be dated the date it is given to the Company, shall specify the Termination Date and shall state that the termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason. Any Termination Notice given by a Participant that does not comply in all material respects with the foregoing requirements as well as the “Good Reason” definition provisions set forth in Section 1.01 shall be invalid and ineffective for purposes of the Plan. If the Company receives from any Participant a Termination Notice that states the termination is for Good Reason and which the Company believes is invalid and ineffective as aforesaid, it shall promptly notify such Participant of such belief and the reasons therefor. Any termination of employment by the Participant that either does not constitute Good Reason or fails to meet the Termination Notice requirements set forth above shall be deemed a termination by the Participant without Good Reason.

Section 2.03      Termination Notices from Company. For purposes of the Plan, in order for the Company or any of the subsidiaries to terminate any Participant’s employment for Cause, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of the Plan, in order for the Company to terminate any Participant’s employment for Disability, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of the Plan. Any Termination Notice purported to be given by the Company to any Participant after the death or retirement of such Participant shall be invalid and ineffective.

Section 2.04        Accelerated Vesting of Equity Awards.

(a)         Upon the occurrence of a Change in Control, notwithstanding the provisions of any Benefit Plan or agreement (except as provided in this Section 2.04):

(i)       with respect to outstanding Options and SARs:

(1)       If (x) the Company is the surviving entity and the Common Stock remains listed, quoted, or traded on a national securities exchange or automated quotation system or (y) the surviving entity assumes such Awards or substitutes in lieu thereof stock options or stock appreciation right relating to the stock of such surviving entity having an equivalent then-current value and remaining term, provided that such stock must be listed, quoted, or traded on a national securities exchange or automated quotation system (“Substitute Options/SARs”), such Awards or the Substitute Options/SARs, as applicable, shall be governed by their respective terms;

(2)     If (x)(i) the Company is the surviving entity and the Common Stock remains listed, quoted, or traded on a national securities exchange or automated quotation system or (ii) the surviving entity assumes such Awards or issues Substitute Options/SARs and (y) the Participant is terminated without Cause or for Good Reason within twenty-four (24) months following the date of the Change in Control, such Awards or Substitute Options/SARs, as applicable, held by the Participant that were not previously vested and exercisable shall become fully vested and exercisable effective as of the date of such termination and remain exercisable until the date that is two (2) years following the date of such termination, or the original expiration date, whichever first occurs;

(3)      If (x)(i) the Company is not the surviving entity or (ii) the Common Stock does not remain listed, quoted, or traded on a national securities exchange or automated quotation system and (y) the surviving entity does not assume such Awards or issue Substitute Options/SARs, each such Award shall become fully vested effective as of the date of the Change in Control and promptly cancelled in exchange for a cash payment in an amount equal to (A) the excess of Market Value per share of the Common Stock subject to the Award over the exercise or base price (if any) per share of Common Stock subject to such Award multiplied by (B) the number of shares of Common Stock subject to such Award;

(ii)      with respect to other outstanding Awards not subject to performance-based objectives (other than Options or SARs) (“Time-based Awards”):

(1)      if (x) the Company is the surviving entity and the Common Stock remains listed, quoted, or traded on a national securities exchange or automated quotation system or (y) the surviving entity assumes such Awards or substitutes in lieu thereof time-based awards relating to the stock of such surviving entity having an equivalent then-current value and vesting date, provided that such stock must be listed, quoted, or traded on a national securities exchange or automated quotation system (“Substitute Time-based Awards”), such Awards or the Substitute Time-based Awards, as applicable, shall be governed by their respective terms;

(2)     if (x)(i) the Company is the surviving entity and the Common Stock remains listed, quoted, or traded on a national securities exchange or automated quotation system or (ii) the surviving entity assumes the such Awards or issues Substitute Time-based Awards and the Participant is terminated without Cause or for Good Reason within twenty-four (24) months following the Change in Control, such Awards or Substitute Time-based Awards, as applicable, held by the Participant that were not previously vested shall become fully vested immediately upon such termination;

(3)     If (x)(i) the Company is not the surviving entity or (ii) the Common Stock does not remain listed, quoted, or traded on a national securities exchange or automated quotation system and (y) the surviving entity does not assume the such Awards or issue Substitute Time-based Awards, such Awards shall become fully vested effective as of the date of the Change in Control and promptly cancelled in exchange for a cash payment of an amount equal to the Fair Market Value per share of the Common Stock subject to the Award immediately prior to the Change in Control multiplied by the number of shares of Common Stock subject to the Award;

(iii)     with respect to Awards subject to performance-based objectives (including but not limited to performance shares or performance share units), the vesting restrictions based upon achievement of the performance-based objectives shall deemed to have been met to the extent determined by the Compensation and Human Capital Committee as constituted immediately prior to the Change in Control and such achievement shall result in the deemed issuance of Time-based Awards or Substitute Time-based Awards, as applicable, with the same vesting date as provided in the original Award granted by the Company and such Awards will be subject to paragraphs (ii)(2) and (3) above, if applicable.

(b)         The Compensation and Human Capital Committee may, in its sole discretion, provide that: (x) an Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to (i) the Fair Market Value per share of the Common Stock subject to the Award immediately prior to the Change in Control over the exercise or base price (if any) per share of Common Stock subject to such Award multiplied by (ii) the number of shares granted under such Award; and (y) each Award shall, upon the occurrence of a Change in Control, be cancelled without payment therefore if the Fair Market Value per share of the Common Stock subject to such Award immediately prior to the Change in Control is less than the exercise or purchase price (if any) per share of Common Stock subject to such Award.

(c)         Notwithstanding the foregoing, in the event that the terms of any award under a Benefit Plan shall provide for vesting treatment of equity awards to such Participant that are more favorable than the provisions of paragraphs (a) and (b) above, the provisions of such award shall control the vesting treatment with respect to any equity awards to which such provisions are applicable.  Also notwithstanding the foregoing, payments described in this Section generally shall be made immediately following the accelerated vesting date described in this Section, and in no event later than the last day of the “applicable 2½ month period,” as defined in Treasury Regulations Section 1.409A-1(b)(4); provided, however, that payments of amounts described in this Section that are “deferrals of compensation” subject to Section 409A may be accelerated only to the extent such acceleration does not trigger a “plan failure” pursuant to Section 409A.

ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01      Termination of Employment. In the event that a Participant’s employment is terminated within twenty-four (24) months following a Change in Control or during the pendency of a Potential Change in Control provided that a related Change in Control occurs, (x) by the Participant for Good Reason (while such Good Reason exists) or (y) by the Company or any of its subsidiaries without Cause (other than for Disability), then in each case, such Participant (or his or her beneficiary) shall be entitled to receive, and the Company shall be obligated to pay to the Participant, subject to Sections 3.02 through 3.04 hereof:

(a)          In the case of a Tier 1 Participant:

(i)       a lump sum payment within sixty (60) days following the later of such Participant’s Termination Date or the date of the Change in Control in an amount equal to 2.99 times the sum of (A) the Participant’s highest Annual Salary in the three years preceding the Termination Date plus (B) the Participant’s Average Bonus; plus

(ii)      a lump sum payment within sixty (60) days following the later of such Participant’s Termination Date or the date of the Change in Control in an amount equal to (A) the Pro-rated Portion of the Participant’s target cash incentive opportunity for any not yet completed incentive performance period in which the termination occurs, plus (B) in the event of termination after a completed incentive performance period but before payment of the award earned, the amount of such cash incentive award based on actual performance; plus

(iii)    a lump sum payment as soon as practicable following the Termination Date in an amount equal to (A) all unused paid time off accrued by such Participant as of the Termination Date under the Company’s (or applicable subsidiary’s) paid time off policy, plus (B) all accrued but unpaid compensation, excluding any nonqualified deferred compensation, earned by such Participant as of the Termination Date to be paid by the Company ((A) and (B) together, the “Accrued Obligations”); and

(iv)    In addition, for a period of thirty-six months following the Termination Date, such Participant and his or her dependents shall continue to be covered by all medical, dental and vision insurance plans and programs (excluding disability) maintained by the Company or any of its subsidiaries under which the Participant was covered immediately prior to the Termination Date (collectively, the “Continued Benefits”) at the same cost sharing between the Company (or any of its subsidiaries) and Participant as a similarly situated active employee.

(b)         In the case of a Tier 2 Participant:

(i)       a lump sum payment within sixty (60) days following the later of such Participant’s Termination Date or the date of the Change in Control in an amount equal to two times the sum of (A) the Participant’s highest Annual Salary in the three years preceding the Termination Date plus (B) the Participant’s Average Bonus; plus

(ii)      a lump sum payment within sixty (60) days following the later of such Participant’s Termination Date or the date of the Change in Control in an amount equal to (A) the Pro-rated Portion of the Participant’s target cash incentive opportunity for any not yet completed incentive performance period in which the termination occurs, plus (B) in the event of termination after a completed incentive performance period but before payment of the award earned, the amount of such cash incentive award based on actual performance; plus

(iii)     a lump sum payment as soon as practicable following the Termination Date in an amount equal to all Accrued Obligations as soon as practicable following the Termination Date; and

(iv)     In addition, for a period of twenty-four months following the Termination Date, such Participant and his or her dependents shall receive Continued Benefits at the same cost sharing between the Company (or any of its subsidiaries) and Participant as a similarly situated active employee.

(c)         In the case of a Tier 3 Participant:

(i)       a lump sum payment within sixty (60) days following the later of such Participant’s Termination Date or the date of the Change in Control in an amount equal to the sum of (A) the Participant’s highest Annual Salary in the three years preceding the Termination Date plus (B) the Participant’s Average Bonus; plus

(ii)      a lump sum payment within sixty (60) days following the later of such Participant’s Termination Date or the date of the Change in Control in an amount equal to (A) the Pro-rated Portion of the Participant’s target cash incentive opportunity for any not yet completed incentive performance period in which the termination occurs, plus (B) in the event of termination after a completed incentive performance period but before payment of the award earned, the amount of such cash incentive award based on actual performance; plus

(iii)     a lump sum payment as soon as practicable following the Termination Date in an amount equal to all Accrued Obligations as soon as practicable following the Termination Date; and

(iv)     In addition, for a period of twelve months following the Termination Date, such Participant and his or her dependents shall receive Continued Benefits at the same cost sharing between the Company(or any of its subsidiaries) and Participant as a similarly situated active employee.

(d)        Notwithstanding anything herein to the contrary, in the event that a Participant is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, the lump sum severance payment, together with interest at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Code on the Termination Date) shall be paid, to the extent required to avoid the application of taxes and penalties under Section 409A, to such Participant immediately following the date that is six months after the Termination Date and no later than thirty (30) days following such date. In any event, all Accrued Obligations shall be paid to the Participant no later than sixty (60) days following the Termination Date.

(e)        The cost of the Continued Benefits paid by the Company will be imputed as wage income to the Participant to the extent required to comply with Sections 409A and 105(h) of the Code.

Section 3.02        Golden Parachute Tax.

(a)        Anything in the Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of any Participant or the acceleration thereof (the “Triggering Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”) (all such payments and benefits, including any cash severance payments payable pursuant to any other plan, arrangement or agreement, hereinafter referred to as the “Total Payments”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). For purposes of determining whether a portion of the Total Payments would be subject to the Excise Tax, the value of the Participant’s non-competition covenant contained in the Release Agreement (defined below in Section 3.03) shall be determined through independent appraisal by the independent accounting firm described in subsection (b), and a corresponding portion of the amount payable pursuant to Section 3.01 shall be allocated as reasonable compensation for the Participant’s non-competition covenant and therefore exempt from the definition of the term “parachute payment” within the meaning of Sections 280G and 4999 of the Code.

(b)         All determinations required to be made under this Section 3.02 with respect to a particular Participant shall be made in writing within ten (10) business days of the receipt of notice from the Participant that there has been a Triggering Payment (or at such earlier time as is requested by the Company and the Participant) by the independent accounting firm then retained by the Company in the ordinary course of business (which firm shall provide detailed supporting calculations to the Company and such Participant) and such determinations shall be final and binding on the Company (including the Compensation and Human Capital Committee) and all Participants. Any fees incurred as a result of work performed by any independent accounting firm pursuant to this Section 3.02 shall be paid by the Company.

Section 3.03        Condition to Receipt of Severance Benefits. As a condition to receipt of any payment or benefits under this Article III, such Participant must enter into a restrictive covenant (non-solicitation, non-compete, non-disclosure, non-disparagement) and release agreement (a “Release Agreement”) with the Company and its affiliates substantially in the form attached hereto as Exhibit A. The Participant must execute and deliver a Release Agreement, and such Release Agreement must become effective and irrevocable in accordance with its terms, no later than sixty (60) days following such Participant’s Termination Date. If this requirement is not satisfied, the Participant shall forfeit the right to all benefits, except for the Accrued Obligations and the Continued Benefits as provided, described in this Article III. In the event such Participant’s receipt of any or all of the payment or benefits under this Article III is subject to Section 409A and such 60-day period extends into a new calendar year, the Company shall deliver such portion of the payments and benefits to the Participant on the later of the first business day of that new year or the effective date of such Release Agreement.

Section 3.04        Limitation of Benefits.

(a)        Anything in the Plan to the contrary notwithstanding, the obligation of the Company or any of its subsidiaries to provide the Continued Benefits shall cease if and when the Participant becomes employed by a third party that provides such Participant with substantially comparable health and welfare benefits.

(b)         Any amounts payable under the Plan shall be in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with the Company or any of its current or former affiliates. Without limiting the generality of the foregoing, in the event that a Participant becomes entitled to any payment under the Plan, such Participant shall not be entitled to receive any payment under the Company’s Executive Severance Plan (as amended, restated, supplemented or modified from time to time). As a condition to receipt of any payment under the Plan, the Participant shall waive any entitlement to any other severance or termination payment by the Company or any of its subsidiaries.

Section 3.05        Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured obligation against the general assets of the Company.

ARTICLE IV

DISPUTE RESOLUTION

Section 4.01        Claims Procedure.

(a)         It shall not be necessary for a Participant who has become entitled to receive a benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Participant or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Compensation and Human Capital Committee no later than ninety (90) days following the date on which he or she allegedly became entitled to receive a distribution of such benefit. Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of the Plan upon which such claim is based. The Compensation and Human Capital Committee shall, within ninety (90) days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Compensation and Human Capital Committee shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in Section 4.01(b) below.

(b)        A Participant or beneficiary who has filed a written claim for benefits with the Compensation and Human Capital Committee which has been denied may appeal such denial to the Compensation and Human Capital Committee and receive a full and fair review of his or her claim by filing with the Compensation and Human Capital Committee a written application for review at any time within sixty (60) days after receipt from the Compensation and Human Capital Committee of the written notice of denial of his or her claim provided for in Section 4.01(a) above. A Participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his or her claim and may submit issues and comments to the Compensation and Human Capital Committee in writing. Not later than sixty (60) days after receipt of a written application for review, the Compensation and Human Capital Committee shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Plan upon which the decision is based. In the event the claimant disputes the decision of the Compensation and Human Capital Committee, the claimant may not bring suit in court with respect to such dispute under the Plan later than one hundred eighty (180) days after receiving the Compensation and Human Capital Committee’s written notice of its decision.

(c)         Any act permitted or required to be taken by a Participant or beneficiary under this Section 4.01 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative. Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed. Any such claim, notice, application, or other writing deemed filed or given pursuant to the next foregoing sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth (5th) business day following the date upon which it was filed or given. Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.

ARTICLE V

Miscellaneous Provisions

Section 5.01       Cumulative Benefits. Except as provided in Section 3.04, the rights and benefits provided to any Participant under the Plan are in addition to and shall not be a replacement of, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company (or any of its subsidiaries) except for any severance or termination benefits.

Section 5.02
No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in the Plan by seeking or accepting other employment following a termination of his or her employment with the Company,  any of its subsidiaries or otherwise. Except as otherwise provided in Section 3.04, the amount of any payment provided for in the Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company’s obligations to make payments to any Participant required under the Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.

Section 5.03
Amendment or Termination. The Board may amend or terminate the Plan at any time; provided, however, that the Plan may not be amended or terminated during the pendency of a Potential Change in Control or within two (2) years following a Change in Control. Notwithstanding the foregoing, nothing herein shall abridge the authority of the Compensation and Human Capital Committee to designate a new Participant or a new participation Tier for a current Participant or to determine that a Participant shall no longer be entitled to participate in the Plan in accordance with Section 2.01(a) hereof. The Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.

Section 5.04
Enforceability. The failure of Participants or the Company to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

Section 5.05
Administration.

(a)
The Compensation and Human Capital Committee shall have full and final authority, subject to the express provisions of the Plan, with respect to designation of Participants and administration of the Plan, including but not limited to, the authority to construe and interpret any provisions of the Plan and to take all other actions deemed necessary or advisable for the proper administration of the Plan.

(b)
The Company shall indemnify and hold harmless each member of the Compensation and Human Capital Committee and any other employee of the Company that acts at the direction of the Compensation and Human Capital Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful cause. Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 5.06
Consolidations, Mergers, Etc. In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 5.06 shall prevent an acquirer of or Successor to the Company from assuming the obligations, or any portion thereof, of the Company hereunder pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or Successor to the Company agrees to perform the Company’s obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.

Section 5.07
Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. The Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate. In the event of the death of any Participant during the applicable period of eligibility for the Continued Benefits set forth in Section 3.01, dependents of such Participant shall be eligible during such period to continue participation in any Continued Benefits in which the Participant was enrolled at the time of death. No payments, benefits or rights arising under the Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 5.08
Notices. All notices and other communications provided for in the Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the General Counsel, and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

Section 5.09
Tax Withholding. The Company and its subsidiaries shall have the right to deduct from any payment hereunder all taxes (federal, state or other) which it is required to be withhold therefrom.

Section 5.10
No Employment Rights Conferred. The Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its affiliates. Nothing contained in the Plan shall (i) confer upon any Participant any right with respect to continuation of employment with the Company or any of its subsidiaries or (ii) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company or any of its subsidiaries to terminate such Participant’s employment at any time.

Section 5.11
Entire Plan. The Plan contains the entire understanding of the Participants and the Company with respect to Change in Control severance arrangements maintained on behalf of the Participants by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and the Company with respect to the subject matter herein other than those expressly set forth herein.

Section 5.12
Prior Agreements. The Plan supersedes all prior agreements, programs and understandings (including verbal agreements and understandings) between the Participants and the Company or any of its current or former affiliates regarding the terms and conditions of Participant’s severance arrangements in the event of a Change in Control.

Section 5.13
Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.

Section 5.14
Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws rules, and applicable federal law.

[Remainder of the Page Intentionally Left Blank]

Exhibit A

RESTRICTIVE COVENANT AND RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is entered into between [NAME] (“Executive”) and Enhabit, Inc. (together with its subsidiaries, the “Company”), pursuant-to the terms and conditions of the Enhabit, Inc. Change in Control Benefits Plan, which is attached hereto as Exhibit A (the “Plan”).

WITNESSETH

WHEREAS, Executive is employed by the Company as [TITLE]  and is a “Participant” in the Plan (as such term is defined in the Plan);

WHEREAS, Executive’s last day of employment with the Company will be [DATE], and such date shall be the “Termination Date” for purposes of this Agreement and the Plan;

WHEREAS, Executive is eligible to receive benefits under Section 3.01 of the Plan, subject to the terms and conditions of the Plan, including, but not limited to, Executive’s execution and delivery to the Company of this Agreement and it becoming effective;

WHEREAS, Executive has agreed to comply with, among other things, certain confidentiality, noncompetition and nonsolicitation provisions, which are provided below, and such provisions shall be fully enforceable by the Company; and

WHEREAS, Executive and the Company wish to settle, fully and finally, all matters between them under the terms and conditions exclusively set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and Executive agree as follows:

1.           Benefits under the Plan. Provided that this Agreement becomes effective pursuant to Paragraph 4 of this Agreement:

(a)       The Company shall pay the amount listed on Line 1 of Exhibit B attached hereto, subject to all applicable federal, state and local withholdings, in accordance with the terms and conditions of the Plan, paid out in a lump sum within sixty (60) days of the Termination Date. In the event any of such payment is subject to Section 409A and such 60-day period extends into a new calendar year, the Company shall deliver such payment to the Participant on the later of the first business day of that new year or the effective date of this Agreement.

(b)      Executive will continue to be eligible to participate in the Company sponsored group healthcare benefits, (excluding disability insurance but specifically including medical, dental and vision plans), under which the Executive was covered immediately prior to the Termination Date, for the number of months listed on Line 2 of Exhibit B attached hereto, after the Termination Date (the “Severance Period”), provided that Executive continues to contribute toward the premiums at the level of an active employee of the Company. Thereafter, Executive’s right to continue coverage under the Company sponsored group healthcare plan at Executive’s own expense, pursuant to the statutory scheme commonly known as “COBRA,” shall be governed by applicable law and the terms of the plans and programs, and will be explained to Executive in a packet to be sent to Executive under separate cover.

(c)       Executive acknowledges and agrees that the severance payments and benefits provided in subsection (a) and (b) of Section 1 are subject to forfeiture and repayment and any awards relating to Common Stock shall be cancellable and/or forfeitable in the event of a material violation by Executive of Sections 6, 7, and/or 8 of this Agreement

2.           Release.

(a)      Executive, on behalf of Executive, Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and its subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, trustees, members, managers, employees, insurers, employee benefit programs (including, but not limited to, trustees, administrators, fiduciaries, and insurers of such programs), attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees from the beginning of time to the date upon which Executive signs this Agreement, including, but not limited to, any claims arising out of or relating to Executive’s employment with the Company and/or termination of employment from the Company. This release includes, without limitation, all claims arising out of, or relating to, Executive’s employment with the Company and the termination of Executive’s employment with the Company, including all claims for severance or termination benefits under Executive’s employment agreement with the Company, if any, and under any plan, policy or agreement (other than those benefits expressly payable hereunder) and all claims arising under any foreign, federal, state and local labor, laws including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Sarbanes-Oxley Act, Executive Order 11246, the Lilly Ledbetter Fair Pay Act, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Alabama Age Discrimination Statute and the Workers’ Adjustment and Retraining Notification Act (and any similar state or local law), each as amended.

(b)     Nothing in this Paragraph 2 shall be deemed to release (i) Executive’s right to enforce the terms of this Agreement; (ii) Executive’s rights, if any, to any vested benefits or options under any incentive, bonus, or other benefit plan maintained by the Company; (iii) any right to indemnification under the Company’s Enhabit, Inc. certificate of incorporation or by-laws, in each case as amended and as in effect from time to time; or (iv) any claim that cannot be waived under applicable law. Nothing in this Agreement prevents Executive from initiating a complaint with or participating in any legally authorized investigation or proceeding conducted by the Equal Employment Opportunity Commission or any federal, state, or local law enforcement agency. Notwithstanding the foregoing, Executive agrees that Executive is waiving all rights to damages and all other forms of recovery arising out of any charge, complaint or lawsuit filed on behalf of Executive or any third party as to all claims waived in this Agreement.

(c)       Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to Executive arising out of Executive’s employment with the Company, and no further sums are owed to Executive by the Company or by any of the other Company Releasees at any time. Executive further acknowledges and agrees that the Company has paid Executive for all earned wages and accrued but unused paid time off through the Termination Date. By entering into this Agreement, Executive explicitly waives any rights to severance or other post-termination benefits under any oral or written plan, policy, employment agreement, contract or arrangement with the Company, other than as provided in this Agreement. Executive acknowledges and agrees that, in the absence of this Agreement, the Company has no obligation to provide any of the consideration set forth in Paragraph 1 of this Agreement. Executive further acknowledges and agrees that Executive has no rights to any unvested benefits or options under any incentive, bonus or other benefit plan, except as otherwise provided in the Plan; and that all such vesting shall cease as of the Termination Date. Executive further acknowledges and agrees that any right to continue to contribute to the Company’s 401(k) plan for employees ended on the Termination Date. Furthermore, Executive acknowledges and agrees that the payments and benefits provided under Paragraph 1 of this Agreement shall not be included in any computation of earnings under the Company’s 401(k) plan or any other plan.

(d)     Executive represents that Executive has no lawsuits pending against the Company or any of the other Company Releasees. Executive further covenants and agrees that neither Executive nor Executive’s heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any

(e)      proceeding of any nature whatsoever against the Company or any of the other Company Releasees arising out of any of the matters released in Paragraph 2.

3.        Consultation with Attorney/Voluntary Agreement. Executive acknowledges that (a) the Company is hereby advising Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) Executive is entering into this Agreement, including the releases set forth in Paragraph 2 above, knowingly, freely and voluntarily in exchange for good and valuable consideration, including the obligations of the Company under this Agreement.

4.           Consideration & Revocation Period.

(a)       Executive acknowledges that Executive has been given at least twenty-one (21) calendar days following receipt of this Agreement to consider the terms of this Agreement, although Executive may execute it sooner.

(b)      Executive will have seven (7) calendar days from the date on which Executive signs this Agreement to revoke Executive’s consent to the terms of this Agreement. Such revocation must be in writing and must be addressed and sent via email as follows: Enhabit, Inc., Attention: General Counsel, email address: [●]. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement shall not become effective and Executive shall not have any rights under this Agreement or the Plan.

(c)        Provided that Executive does not revoke this Agreement, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement (the “Effective Date”).

5.           Acknowledgements.

(a)     Executive acknowledges and agrees that: (i) the “Company Business” (as defined in Paragraph 9(a) below) is intensely competitive and that Executive’s employment by the Company required Executive to have access to, and knowledge of, “Confidential Information” (as defined in Paragraph 9(b) below); (ii) the use or disclosure of any Confidential Information could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Company; (iii) Executive was given access to, and developed relationships with, employees, clients, patients, physicians and partners of the Company at the time and expense of the Company; and (iv) by Executive’s training, experience and expertise, Executive’s services to the Company were extraordinary, special and unique, and the Company invested in training and enhancing Executive’s skill and experience in the Company Business.

(b)       Executive further acknowledges and agrees that (i) Executive’s experience and capabilities are such that the provisions contained in Paragraphs 6, 7, and 8 will not prevent Executive from earning a livelihood; (ii) the Company would be seriously and irreparably injured if Executive were to engage in “Competitive Activities” (as defined below), or to otherwise breach the obligations contained in Paragraphs 6, 7 and 8, no adequate remedy at-law would exist and damages would be difficult to determine; (iii) the provisions contained in Paragraphs 6, 7 and 8 are justified by and reasonably necessary to protect the legitimate business interests of the Company, including the Confidential Information and good will of the Company; and (iv) the provisions in Paragraphs 6, 7 and 8 are fair and reasonable in scope, duration and geographical limitations. Accordingly, Executive agrees to be bound fully by the restrictive covenants in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects.

6.           Confidentiality.

(a)      Executive acknowledges and agrees that, from and after the Termination Date, and at all times thereafter, Executive will not communicate, divulge or disclose to any “Person” (as defined in Paragraph 9(c) below) or use for Executive’s own benefit or purpose any Confidential Information of the Company, except as required by law or court order or expressly authorized in writing by the Company; provided, however, that Executive shall promptly notify the Company prior to making any disclosure required by law or court order so that the Company may seek a protective order or other appropriate remedy.

7.           Covenant Not to Compete.

From the Termination Date through the end of the Severance Period (the “Noncompetition Period”), Executive shall not, directly or indirectly, participate in the management, operation or control of, or have any financial or ownership interest in, or aid or knowingly assist anyone else in the conduct of, any business or entity that (i) engages in the Company Business in any Restricted Territory (as defined in Paragraph 9(d) below), or (ii) is, to Executive’s knowledge, making preparations for engaging in the Company Business in any Restricted Territory (collectively, “Competitive Activity”); provided, however, that (x) the “beneficial ownership” by Executive, either individually or as a member of a “group” (as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), of not more than one percent (1%) of the voting stock of any publicly held corporation shall not alone constitute a breach of this Paragraph 7 and (y) Executive may enter into, at arm’s length, any bona fide joint venture (or partnership or other business arrangement) with any Person who is not directly engaged in the Company Business but which is an affiliate of another Person engaged in the Company Business.

8.          Employee Nonsolicitation; Nondisparagement.

(a)       Executive shall not, directly or indirectly, within the Noncompetition Period, without the prior written consent of the Company, solicit or direct any other Person to solicit any officer or other employee of the Company to: (i) terminate such officer’s or employee’s employment with the Company; or (ii) seek or accept employment or other affiliation with Executive or any Person engaged in any Competitive Activity in which Executive is directly or indirectly involved (other than, in each case, any solicitation directed at the public in general in publications available to the public in general or any contact which Executive can demonstrate was initiated by such officer, director or employee or any contact after such officer’s or employee’s employment with the Company is terminated). Executive’s obligations. under this Paragraph 8(a) with respect to new Company employees hired after the Termination Date shall be subject to the condition that Executive shall have been notified of such new employees.

(b)      Executive shall not, directly or indirectly, within the Noncompetition Period, without the prior written consent of the Company, solicit or direct any other Person to solicit any Person or entity in a business relationship with the Company (whether an independent contractor, joint venture partner or otherwise) to terminated such Person or entity’s business relationship with the Company.

(c)      Executive shall not, directly or indirectly, within the Noncompetition Period, make any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or any of their members, principals, officers, managers, directors, personnel, employees, agents, services or products; provided, however, that nothing contained in this Paragraph 8(b) shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or as may be required by law.

9.          Definitions.

(a)       For purposes of this Agreement, “Company Business” shall mean (i) any business in competition with the Company or any of its affiliates or engaged in the same or similar business as the Company or any of its affiliates, including, but not limited to, the home health, hospice, private duty, personal care, home care, personal assistance business as well as any business or services associated with or related to the foregoing; (ii) any other business in which the Company or any of its affiliates engages during Executive’s employment and for which Executive performed any services or had any responsibility; and (iii) any business the Company or any of its affiliates seriously contemplated conducting during the last 12 months of Executive’s employment with the Company or any of its affiliates.

(b)       For purposes of this Agreement, “Confidential Information” includes, but is not limited to, certain or all of the Company’s and its patients’, physicians’ and third-party managed care providers’ supply agreement arrangements, regulatory packages, registration packages, data compensation packages, methods, information, systems, plans for acquisition or disposition of products, expansion plans, financial status and plans, customer lists, client data, personnel information, consulting reports, investigative reports, Personal Health Information (PHI), strategic plans and trade secrets.

(c)       For the purposes of this Agreement, “Person” shall mean an individual, corporation, joint venture, partnership, limited liability company, association, joint stock or other company, business trust, trust or other entity or organization, including any national, federal, state, territorial agency, local or foreign judicial, legislative, executive, regulatory or administrative authority, commission, court, tribunal, any political or other subdivision, department or branch of any of the foregoing, and any self-regulatory organization or arbitrator.

(d)       For purposes of this Agreement “Restricted Territory” shall mean any geographical area or territory in the United States within a 75-mile radius of where the Company or any of its affiliates operates and for or within which Executive performed any services for the Company or any of its affiliates or for which Executive had any responsibility or about which Executive received Confidential Information during the last twenty-four (24) months of Executive’s employment with the Company or any of its affiliates.

10.
Notice to the Company. In the event that Executive accepts employment with another party at any time during the Severance Period, Executive shall inform the Company in writing on or before the commencement date of such employment and provide the Company with such other information relating to available health and welfare benefits as a result of said employment as required by Section 3.03(a) of the Plan.

11.
Duty to Inform. Executive shall inform in writing any Person, who seeks to employ or engage Executive in any capacity, of Executive’s obligations under Paragraphs 6, 7 and 8 of this Agreement, prior to accepting such employment or engagement.

12.
Company Property. Executive represents that Executive has returned to the Company all property of the Company. Such property includes, but is not limited to, laptop computers, BlackBerry, printers, other computer equipment (including computers, printers and equipment paid-for by the Company for use at Executive’s residence), cellular phones and pagers, keys, security passes, passwords, work files, records, credit cards, building ID’s and all other Company property in Executive’s possession on the last day of Executive’s employment with the Company. Following the Termination Date, the Company shall also have no obligation to continue to make payments under any car loan or corporate membership provided to Executive as an employee of the Company.

13.
No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Company Releasees.

14.
Assignment. This Agreement is binding on, and will inure to the benefit of, the Company and the other Company Releasees. All rights of Executive under this Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

15.        Injunctive Relief. Executive agrees that the Company would suffer irreparable harm if Executive were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching this Agreement. This Paragraph 15 shall not, however, diminish the right of the Company to claim and recover damages and other appropriate relief, including but not limited to repayment of any severance payments or benefits provided to Executive, in addition to injunctive relief.

16.         Severability. In the event that any one or more, of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

17.        Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

18.        No Oral Modifications. This Agreement may not be changed orally, but may be changed only in a writing signed by Executive and a duly authorized representative of the Company.

19.        Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. With respect to any action, suit or proceeding, each party irrevocably (i) submits to the jurisdiction of the courts of the State of Delaware and the United States District Court of the District of Delaware, and (ii) waives any objection which it may have at any time to the laying of venue of any proceeding brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party.

20.
Entire Agreement. This Agreement and any other agreements or obligations signed or undertaken by Executive that provide additional or greater rights to the Company that Executive previously entered into with the Company (including any predecessor or affiliate of the Company), are herein incorporated by reference, remain in full force and effect according to their terms, constitute the entire agreement and understanding between Executive and the Company, and fully supersede all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements between Executive and the Company, whether written or oral, pertaining to or concerning the subject matter of this Agreement. Executive represents that, in executing this Agreement, Executive has not relied upon any representation or statement made by the Company or any other Company Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

21.
Descriptive Headings. The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

22.
Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date indicated below.

ENHABIT, INC.

By:

Date

EXECUTIVE

Name:

Date

[EXHIBIT A to the Form of Restricted Covenant and Release Agreement]

[INSERT PLAN]

EXHIBIT B

Name:

1.	Amount Payable:	$

2.	Months:

B-1